UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2005

Artisoft, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19462	86-0446453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Memorial Drive, Cambridge, Massachusetts		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 354-0600

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 25, 2005, Artisoft, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank, under which the Company is obligated to take certain actions and refrain from taking certain actions during the term of the Loan Agreement, including, without limitation, meeting certain financial covenants. Upon the failure to meet its payment obligations, or the failure to comply with any affirmative or negative covenant, or should any other situation arise which constitutes an “Event of Default” under the loan agreement, Silicon Valley Bank could elect, among other things, to accelerate the Company’s indebtedness under the Loan Agreement, or to take possession of, sell, lease, or otherwise dispose of any of the Company’s assets including the recently acquired assets of Comdial Corporation, which were pledged as collateral under the Loan Agreement. The Company was not in compliance with the minimum tangible net worth covenant as measured at the end of each of September 30, 2005, and October 31, 2005. The Company made this determination upon completing the purchase accounting related to the Comdial acquisition, on approximately November 16, 2005. The Company engaged in discussions with Silicon Valley Bank to obtain an amendment to the Loan Agreement to lower the requirements under the minimum tangible net worth covenant.

On December 21, 2005, Artisoft, Inc. entered into a Loan Modification Agreement to amend its Loan Agreement with Silicon Valley Bank. As amended, the minimum tangible net worth required under the Loan Agreement is reduced to a level such that we are now currently in compliance with these covenants.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit 10.28.1	Loan Modification Agreement among Silicon Valley Bank, a California-chartered bank, Artisoft, Inc. and Vertical Communications Acquisition Corp., dated December 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISOFT, INC.

Date: December 27, 2005	By:	/s/	DUNCAN G. PERRY
Duncan G. Perry Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.28.1	Loan Modification Agreement among Silicon Valley Bank, a California-chartered bank, Artisoft, Inc. and Vertical Communications Acquisition Corp., dated December 21, 2005.